UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2013

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	001-35210	54-1708481
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

460 Herndon Parkway, Suite 150, Herndon, VA 20170

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (703) 902-2800

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders.

(a) On July 17, 2013, Primus Telecommunications Group, Incorporated (the “Company”) held a special meeting of stockholders (the “Special Meeting”) to consider and vote on (1) the sale of the Company’s North American retail telecommunications operations in the United States and Canada (the “Sale Proposal”), as contemplated by the equity purchase agreement (“Purchase Agreement”), by and among PTUS, Inc., PTCAN, Inc., Primus Telecommunications Holdings, Inc. Primus Telecommunications International, Inc., Lingo Holdings, Inc. and the Company, dated as of May 10, 2013 (as it may be amended from time to time in accordance with the terms thereof) (the “Transaction”), and (2) an advisory (non-binding) vote approving the payment of certain compensation that may be paid or become payable to the Company’s named executive officers in connection with the Transaction (the “Transaction-Related Compensation Agreements Proposal”). The proposals are described in detail in the Company’s definitive proxy statement dated June 17, 2013 for the Special Meeting.

Of the 14,000,095 shares of common stock issued and outstanding and eligible to vote as of the record date of June 17, 2013, a quorum of 11,725,809 shares, or 83.75% of the eligible shares, was present in person or represented by proxy.

The final report of the results of stockholder voting was as follows:

1. Sale Proposal.

FOR	AGAINST	ABSTAIN
11,668,405	41,875	15,529

2. Transaction-Related Compensation Agreements Proposal (a non-binding advisory vote).

FOR	AGAINST	ABSTAIN
9,100,914	1,847,426	777,469

Item 8.01.	Other Events.

Subject to the rights of the parties under the Purchase Agreement and satisfaction or waiver of the closing conditions, it is currently expected that the Transaction will close on or about July 31, 2013, with the exception of the sale of Primus Telecommunications, Inc. (“PTI”). Subject to regulatory approvals, the sale of PTI is expected to close subsequent to the third quarter of the year ended December 31, 2013. However, there can be no assurance that the closing of the Transaction will occur on these dates or at all.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED
Dated: July 17, 2013	By:	/s/ John D. Filipowicz
	Name:	John D. Filipowicz
	Title:	General Counsel, Corporate Secretary, Chief Compliance Officer and Chief Administrative Officer